UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2016

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 N.W. 77th Avenue, Miami, Florida	33166
(Address of principal executive offices)	(Zip Code)

(305) 441-6901

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As initially announced on January 28, 2016, Spanish Broadcasting System, Inc. (the “Company”) received a written notice (the “Notice”) from The Nasdaq Stock Market (“NASDAQ”), advising us that the market value of our Class A common stock for the previous 30 consecutive business days had been below the minimum $15,000,000 (“Market Value of Publicly Held Shares Requirement”) required for continued listing on the NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(b)(3)(C) (the “Rule”).

The Notice also stated that pursuant to NASDAQ Listing Rule 5810(c)(3)(D), the Company would be provided an initial grace period of 180 calendar days, or until July 26, 2016, to regain compliance with the Rule.

The Company did not regain compliance with the Rule by July 26, 2016.  Accordingly, on July 27, 2016, the Company received written notification from NASDAQ (the “Staff Determination”) that unless the Company requests a hearing before the NASDAQ Hearings Panel on or before 4:00 p.m. Eastern Time on August 3, 2016, the Company’s common stock will be delisted from the NASDAQ at the opening of business on August 5, 2016.  The Company intends to request a hearing before the NASDAQ Hearings Panel to appeal the Staff Determination, which request will stay any action with respect to the Staff Determination until the NASDAQ Hearings Panel renders a decision subsequent to the hearing.  However, there can be no assurance that NASDAQ will grant the Company’s request for continued listing.  If NASDAQ does not grant our request for continued listing, we intend to apply for listing on the OTC market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC. (Registrant)

August 1, 2016	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer